UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 18, 2011

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Railroad Commission of Texas issued an order on April 18, 2011 in the rate case of Atmos Pipeline-Texas (APT), a division of Atmos Energy Corporation, filed September 17, 2010. Below is a summary of the major provisions of the order:

•	An annual increase in base rates of $26.1 million, offset by an increase in depreciation rates of $5.7 million, generating a net annual operating income increase of approximately $20.4 million;

•

An authorized return on equity of 11.8 percent with a capital structure of 49.5 percent debt / 50.5 percent equity, based on actual capital structure providing an authorized overall rate of return of 9.361 percent;

•	Approval of a Straight Fixed Variable rate design, under which all fixed costs associated with transportation and storage services are recovered through monthly customer charges;

•

An annual adjustment mechanism that will adjust regulated rates up or down by 75 percent of the difference between APT’s non-regulated annual revenue and a base credit of approximately $84 million, which mechanism was approved for a 3-year pilot period;

•	Approval of a rate base of $807.7 million, compared to the $417.1 million rate base from the prior rate case; and

•	Provisions of the order will be in effect with bills rendered on and after May 1, 2011.

A copy of the order may be found on the home page of Atmos Energy Corporation’s website at www.atmosenergy.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: April 19, 2011	By: /s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President
and General Counsel